EXHIBIT 10.1

Membership Interest Purchase AGREEMENT

AGREEMENT (this "Agreement") is made this 16th day of March,
2005, by and between HouseRaising, Inc., a North Carolina corporation (“HRAI”), Cobs Homes, LLC, a California limited liability company (“Cobs”), and all of the members of Cobs.

Recitals

WHEREAS, in a transaction valued at $5 million, HRAI wishes to acquire 100% of the membership interests in Cobs and thereby acquire control of all of Cobs existing businesses and assets, and the members of Cobs desires to sell all of their membership interests in Cobs to HRAI and thereby transfer control of all of the existing businesses and assets of Cobs to HRAI, and, in connection with such sale, certain members are prepared to enter into non-compete agreements with HRAI and Cobs, all by means of an exchange of cash and shares of restricted common stock of HRAI (the “Acquisition”);

WHEREAS, in furtherance of the Acquisition, the Board of Directors of HRAI and Managing Members of Cobs, as well as all of the members of Cobs, have approved the Acquisition and its exchange of stock and cash, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in signing this agreement the parties hereto agree that they have set forth the material terms and conditions upon which they agree to effectuate the Acquisition and agree immediately following the execution of this agreement to have counsel for HRAI prepare a mutually satisfactory long form acquisition agreement containing customary representations, warranties, covenants and conditions of each of the parties hereto (it being agreed, however, that only limited representations and warranties as to title and related matters will be required of members who are not employees of Cobs), with a projected closing to occur on or before May 16th 2005. If this Agreement does not close on or before June 1st, 2005, either party may terminate this Agreement;

WHEREAS, the parties agree that this Agreement shall be a legally binding contract between the parties with respect to the acquisition of assets and the membership interests of Cobs, subject to due diligence to be performed in the next 45 days and subject to HRAI review of Cobs financials. HRAI agrees to conduct its due diligence and review of Cobs financials promptly. If HRAI does not notify Cobs in writing that it has completed and approved its due diligence and financial review on or before April 30, 2005, this Agreement may be terminated by either party. Otherwise, this agreement contains all of the terms and conditions of the acquisition which are considered material to the acquisition, so that it shall be enforceable by any of the parties hereto;

WHEREAS, upon its execution, the definitive agreement shall supercede this Agreement, but, if, and only if, such definitive agreement is fully signed by all of the parties hereto; otherwise, the provisions of this Agreement shall remain in full force and effect;

WHEREAS, neither party is seeking tax counsel or legal or accounting opinions on whether the transaction qualifies for tax free treatment.

Agreement

Based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the parties to be derived here from, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

HRAI, Cobs and all of the members of Cobs agree to an acquisition of all of the membership interests of Cobs by HRAI through an exchange of cash and shares of common stock of HRAI in accordance with this Agreement. The members of Cobs shall be entitled to their pro rata portion of the cash and shares, subject to any different allocation of the purchase price which is hereinafter set forth. Upon consummation of the Acquisition, Cobs shall become a wholly owned subsidiary of HRAI.

1.01 Allocation of the $5 million:

a. Employment Agreements: Representing $1,275,000 in HRAI  common stock and $25,000 in cash, and as part of this Acquisition, the executives of Cobs listed below hereby agree to execute and deliver four year employment contracts with HRAI containing terms and conditions which are mutually satisfactory. Upon meeting the terms of the four (4) year employment agreements, at the end of each year, 25% of the escrowed shares will be released to the employee. $25,000 cash will be paid as a signing bonus to Liz Nicol at Closing.

Name	Cash Bonus Awarded at Closing	Restricted Stock under Section 1.01 (a)	Stock Earn Out Section 1.01 (d)	Cash Earn Out Section 1.01(d)

Rob Mackle	0	$400,000	$70,000	$180,000
Dan McCloskey	0	$400,000	$65,000	$160,000
Chip Martoccia	0	$400,000	$65,000	$160,000
Liz Nicol	$25,000	$50,000	$50,000	0
	$25,000	$1,250,000	$250,000	$500,000

b.
Non Compete Agreements: Effective at closing, the Cobs members listed below agree to a non-compete agreement with HRAI and Cobs, in which they agree not to compete with the business of providing services to individuals acting as owner-builders of personal residences for a period of four years following the closing, within the geographic limits of the United States or by means of the Internet The parties agree that the purchase price for this non-compete is $573,000 in cash and $250,000 in value of stock allocated as set forth below. In addition, HRAI and such members of Cobs agree to allocate the $823,000 total amount paid for this non-compete agreement to a non-compete provision for both federal income tax purposes and financial accounting purposes on the books of HRAI.

Name	Cash Payment for Non-Compete	Stock Payment for Non-Compete

Rob Mackle	$303,000	$55,333
Dan McCloskey	$112,000	$55,333
Chip Martoccia	$113,000	$55,334
Pat Sullivan	$45,000	$84,000
	$573,000	$250,000

c. Membership Interests: The parties agree that the purchase price for the Membership Interests of Cobs shall be $1,300,000 in cash and $250,000 in HRAI stock, and it shall be allocated as set forth below.

Name	Percentage Interest	Cash Payment for Membership Interest	Stock Payment for Membership Interest

Rellen Stewart	12.1	$275,000	0
Larry Mackle	15.4	$400,000	0
Tom Candelaria	5.5	$125,000	0
Ted Keenan	5.5	$125,000	0
Rob Mackle	19.7	$157,000	$100,000
Keith Sharp	.7	$15,000	0
Ethan Falk	.7	$15,000	0
Dan McCloskey	16.5	$81,500	$75,000
Chip Martoccia	16.5	$81,500	$75,000
Pat Sullivan	7.5	$25,000	0
	100	$1,300,000	$250,000

d. Payment of $500,000 in cash and $250,000 of value in restricted stock for Earn Out Provision for the Benefit of Executive Employees: The parties agree that the executive employees Cobs listed under Section 1.01(a) above shall be entitled to awards of restricted stock if Cobs continues to develop business after the closing at a rate that produces at least the same number of new homes and renovation projects, revenues and net cash flow as produced in the year 2004. As promptly as practicable after the end of each year in which Cobs meets these annual goals, such counsel shall cause 25% of the common stock to be promptly released from escrow on a pro rata basis to an earn-out for the benefit of the executive employees. In the event that these annual goals for any of the four years do not meet the 2004 level, such members agree to forfeit twenty five percent (25%) of the total compensation to which they would otherwise have been entitled. It is agreed that $750,000 is to be exchanged pursuant to this Acquisition shall be allocated to this earn-out provision, and that such common stock shall be held in escrow by counsel to HRAI.

e. At Closing, HRAI agrees to provide to cause Cobs to pay $560,000 in full satisfaction of the outstanding principal and interest of notes owed by Cobs set forth below.

Name	Principal Amount of Note	Accrued Interest to be Paid	Total Payment

Rellen Stewart	$50,000	$0	$50,000
Larry Mackle	$150,000	$0	$150,000
Tom Candelaria	$100,000	$70,000	$170,000
Rob Mackle	$50,000	$0	$50,000
Mason Bailey	$50,000	$20,000	$70,000
Steve Basile	$50,000	$20,000	$70,000
	$450,000	$110,000	$560,000

f. Payment of Fees. At Closing, HRAI will cause Cobs to pay Tom Candelaria a finder fee of $32,000. At Closing, HRAI will cause Cobs to pay the legal fees incurred by it and its members under this transaction.

g. Removal of Guaranties; Contribution of Capital. At Closing, HRAI will cause all personal guaranties of Cobs’ debts or obligations issued by Cobs members to be released and will contribute to Cobs $250,000 in working capital.
  1.02 Establishing Value of HRAI Shares: For purposes of determining the market value of HRAI shares of common stock exchanged in the Acquisition, the market value per share shall be determined by averaging the closing bid price for the shares over a 20 day business period determined to be the 10 business days preceding the date this agreement is signed and the 10 days following the signing of this agreement. The average bid price as so determined shall establish the market value to determine the number of HRAI shares to be transferred in the Acquisition.

1.03 Delivery of ownership in Cobs: The transfer of 100% ownership interests in Cobs to HRAI shall be effected at the Closing. HRAI agrees that such interests are being acquired for investment purposes only and not with a view to or in connection with a distribution thereof.

1.04 Delivery of Shares and Cash: Subject to the escrow provisions and the purchase price allocation provisions hereof, the shares and cash shall be delivered by HRAI at closing.

1.05 Registration Rights for the Shares: HRAI will cause all shares of common stock issued at Closing under this Agreement to be registered on or before December 1, 2005. HRAI agrees to cause any shares delivered pursuant to Sections 1.01(a) or 1.101(d) above to be registered on or prior to delivery thereunder.

1.06 Audited Financial Statements Prepared by P C A O B Auditor: Within ten (10) days following the signing of this Agreement, the members HRAI will arrange for and pay for all expenses related to the preparation and delivery of audited financial statements of COBS. The PCAOB auditor will report for the fiscal year ended 2004, 2003 and 2002. The members acknowledge that HRAI intends to include those audited financial statements, together with pro forma financial statements, on a Current Report on Form 8-K or 8-K/A which will be filed with the Securities and Exchange Commission. Additionally HRAI will cover all other related expenses associated with the audit and related due diligence if it requires any outside the company assistance and is approved in advance and in writing by HRAI. Cobs agrees to provide prompt assistance to the said auditors in regard to completing the above mentioned audits.

1.07 Operation as Wholly-Owned Subsidiary: After giving effect to the transaction contemplated hereby, HRAI will own all the membership interests of Cobs and Cobs will be operated as a wholly-owned subsidiary of HRAI.

1.08 Further Assurances: At the Closing and from time to time thereafter, the Cobs members shall execute such additional instruments and take such other action as HRAI may reasonably request, without cost to Cobs members, in order to more effectively sell, transfer, and assign clear title and ownership in Cobs to HRAI.

1.09 Continuing all marketing and sales partnerships that exist: Cobs’ has existing marketing partnerships with Home Depot and others that HRAI considers to have added value to the Acquisition. The members of Cobs providing employment services to Cobs after the closing agree to use their best efforts to maintain those relationships in the future in accordance with their duties under their respective employment agreements.

1.10 Closing and Parties: The Closing contemplated hereby shall be held at a mutually agreed upon time and place on or before April 29th, 2005, or on another date to be agreed to in writing by the parties (the “Closing Date”). The Agreement may be closed at any time following approval by the Board of Directors of HRAI and the Cobs members. The Closing may be accomplished by wire, express mail, overnight courier, conference telephone call or as otherwise agreed to by the respective parties or their duly authorized representatives.

1.11 Due Diligence Investigation: The parties hereby agree that the obligations of HRAI to consummate the Acquisition is subject to the satisfactory completion of a due diligence investigation of the business and affairs of Cobs prior to the closing. HRAI agrees to conduct such investigation as promptly as possible and to promptly notify Cobs if it has decided that such review is not satisfactory.

1.12 Governing Law; Execution in Counterparts: This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. In addition, this Agreement may be executed in any number of counterparts, and when each counterpart is put together it shall constitute one and the same part.

1.13 Confidentiality. The terms of those certain Confidentiality Agreements that are signed by and between HRAI and Cobs, shall remain in full force and effect. Between the date hereof and the Closing Date, HRAI will not furnish any communication to the public generally if the subject matter thereof relates to Cobs or to the transactions contemplated by this Agreement without the prior approval of Cobs as to the content thereof, and subject to each Party’s compliance with applicable law. If HRAI believe that is it required under law to disclose any information concerning Cobs or the transactions contemplated under this Agreement, it shall promptly give Cobs prior notice thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement intending to be legally bound as of the date first written above.

HOUSERAISING, INC.	COBS HOMES LLC

/s/ Charles M. Skibo	/s/ Robert Mackle

Name: Charles M. Skibo Title: Chairman and CEO	Name: Robert Mackle Title: Chief Manager

MEMBERS OF COBS HOMES LLC:

[conformed signatures of members intentionally omitted]

___________________________	___________________________
(Rellen Stewart) - Member	(Rob Mackle) - Member

___________________________	___________________________
(Tom Candelaria) - Member	(Dan McCloskey) - Member

___________________________	___________________________
(Ted Keenan) - Member	(Chip Martoccia) - Member

___________________________	____________________________
(Larry Mackle) - Member	(Pat Sullivan) - Member

___________________________
(Ethan Falk - Member

___________________________
(Keith Sharp) - Member

____________________________
(Mason Bailey) - Note Holder Only

___________________________
(Steve Basile) - Note Holder Only